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                            [HRI Logo]                              EXHIBIT 99.1


                NEWS RELEASE
                Contact:   Douglas R. Sharps
                           Chief Financial Officer
                           (502) 454-1365


          HEALTHCARE RECOVERIES, INC. ANNOUNCES ESTIMATED FIRST QUARTER

         LOUISVILLE, Ky.--(BW HealthWire)--March 15, 1999--Healthcare Recoveries, Inc. (NASDAQ: HCRI) today announced that based on currently available information, the Company expects revenues for the first quarter in the range of $13.0 million to $14.0 million. Revenues in this range are anticipated to result in earnings between $0.12 and $0.14 per share, on a diluted basis. Analysts' consensus estimates for the quarter are $0.17 to $0.18 per share. Earnings for the comparable period last year were $0.18 per share, on a diluted basis.

         The Company estimates that it will make approximately $40 million in subrogation recoveries for the period, not including the contribution of Subro-Audit, a recently acquired subrogation services vendor. These subrogation recoveries constitute the primary source of HCRI's first quarter revenues. The shortfall in recoveries, according to the Company, appears to have resulted from certain changes made in HCRI's operations over the last 6 months. These changes, part of a program to achieve greater productivity, increased the average number of files assigned to each examiner. A consequence of improving the ratio of files to examiners was an unforeseen decline in throughput. Throughput is the amount of recoveries expressed as a percentage of backlog. The Company has initiated corrective actions to restore throughput to historical levels, which management believes should occur in the fourth quarter of 1999.

         HCRI also announced that its Board of Directors had authorized a stock repurchase program under which the Company may repurchase up to $10 million of HCRI common stock in the open market, from time to time, at prices per share deemed favorable by it. The Company said that shares will be repurchased using borrowed funds, and that implementation of the program is subject to the consent of HCRI's senior lenders. Although management believes that HCRI's senior lenders will approve the share repurchase program, the senior lenders have not yet provided HCRI with such consent, and there can be no assurance that they will do so. The Company noted that the repurchase program will commence no earlier than 2 business days after the day on which the Company gives notice that it has obtained the applicable lenders' consent

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             * HEALTHCARE RECOVERIES, INC. * 1400 Watterson Tower *
                          Louisville, Kentucky 40218 *
                        * 502/454-1340 * www.hcrec.com *

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and will continue until such time as the Company has repurchased $10 million of
HCRI common stock or until it otherwise determines to terminate the program.

         The Company further reported that it had entered into a contract for subrogation services with Oxford Health Plans, a 1.5 million member HMO organization located in Hartford, Connecticut. Oxford had previously been an HCRI client, but terminated the relationship in 1998.

         HCRI is the leading provider of health insurance subrogation and related recovery services for healthcare payors.

         This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release include the expectations and beliefs of HCRI and members of its senior management with respect to anticipated revenues, earnings per share, and subrogation recoveries for the first quarter of 1999, improvements in throughput anticipated in the fourth quarter of 1999, and the approval of the stock repurchase program by HCRI's senior lenders. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from the forward-looking statements contained in this press release. Factors currently known to senior management of the Company that could cause actual results to differ materially from the forward-looking statements contained in this press release include adverse developments in HCRI's operations during the remainder of the first quarter and/or fiscal 1999 and adverse developments in the Company's relationships with its senior lenders. Additional factors that could cause actual results to differ materially from the forward-looking statements contained in this press release can found in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

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             * HEALTHCARE RECOVERIES, INC. * 1400 Watterson Tower *
                          Louisville, Kentucky 40218 *
                        * 502/454-1340 * www.hcrec.com *